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                        CONSENT OF INDEPENDENT AUDITORS

    We have issued our report dated April 21, 1995 accompanying the financial statements of Dur-O-Wal, Inc. and subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


Chicago, Illinois                            ALTSCHULER, MELVOIN AND GLASSER LLP
May 28, 1996